EXHIBIT 10.2

                     *INDUSTRIAL DESIGN SERVICES AGREEMENT

IN THIS AGREEMENT dated September 30, 1993, I-NET Intelligent Systems, Inc., ("I-NET"), a Delaware corporation, doing business at 3830 University Blvd., Houston, TX 77005 (mailing address: P.O. Box 6690, Houston TX 77265-6690) and NCR Corporation ("NCR"), a Maryland corporation, doing business at 1700 S. Patterson Blvd., Dayton, OH 45479 agree as follows:

1.  BACKGROUND

1.1. NCR, through its NCR Human Interface Technology Center, provides system prototype development and other services to NCR business units and outside companies.

1.2. I-NET is in the business of manufacturing and marketing training systems and wishes to use the services of the NCR Human Interface Technology Center.

2.  SCOPE OF SERVICES

2.1. NCR shall provide the services described in Exhibit A ("Project") including the delivery of the Deliverables (as that term is defined in Exhibit
A). NCR shall perform the services and deliver the Deliverables in accordance with the Project Plan set out in Exhibit A. Delivery dates in the Exhibit are only estimates since the ability to perform the services and deliver the Deliverables will depend on a number of factors outside of NCR's control.

2.2. Any alteration of the Project or Deliverables, including any refinements NCR may propose, may require changes in the Project, the Deliverables, the Schedule or the payments set out in Section 3. All alterations must be approved by both parties in writing.

3.  PAYMENT

3.1. NCR will charge I-NET on a time and materials basis. NCR's hourly billing rate is $75. NCR estimates that the fees for the Project will not exceed $530,000.

3.2. In addition, I-NET shall pay NCR's reasonable expenses (including materials and travel) plus 15%. I-NET shall also pay any taxes due as a result of services performed under this Agreement except for taxes based on NCR's net income.

3.3. NCR may issue invoice for payment as set out in Exhibit A. Payment will be due upon invoice. any late payments will be subject to a 1.5% per month late charge.

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4.  OWNERSHIP AND RIGHTS

4.1. Except as specifically set out in Paragraphs 4.2, 4.3, and 4.4, all right, title, and interest in and to Project Deliverables and all Intellectual Property included therein shall belong to I-NET.NCR further grants I-NET the right to make derivative works of the Project Deliverables and use the Project Deliverables and all Intellectual property included in the Project Deliverables, in any manner and without restriction, in any and all subsequent learning, teaching and/or training systems, in whatever form, that I-NET may wish to develop, develop and/or market.

4.2. With respect to Derivative Tools that NCR may already own or develop at their own expense during or after the completion of this project, NCR grants I-NET a personal world-wide, non-exclusive, royalty-free license under any NCR intellectual property to use, perform, display, and make internal backup copies of the Derivative Tools owned by NCR and to use the Derivative Tools in any manner and without restriction, in any and all subsequent learning, teaching and/or training systems, in whatever form, that I-NET may wish to develop and/or market. I-NET may not sublicense these rights but may have another person exercise these rights on behalf of I-NET.

4.3. With respect to generic Engine Deliverables that NCR may already own or develop at their own expense during this project, NCR grants I-NET a personal world-wide, non-exclusive, royalty-free license under NCR intellectual property to use, perform, display, and make copies of the Engine Deliverables owned by NCR, as required for making copies of the entire prototype system and to use, in any manner and without restriction, the Engine Deliverables in any and all subsequent learning, teaching or training systems, in whatever form, that I-NET may wish to develop, develop and/or market. I-NET may not sublicense these rights but may have another person exercise these rights on behalf of I-NET.

4.4. For Derivative Tools and Engine Deliverables that NCR has obtained by license or otherwise from other vendors, NCR grants to I-NET a non-exclusive sublicense to use all such Derivative Tools and Engine Deliverables to the extent set forth in paragraphs 4.2 and 4.3 to the extent that NCR is legally able to do so. NCR shall inform I-NET of vendors it is negotiating with for Derivative Tools and Engine Deliverables not owned by NCR. NCR shall also take reasonable efforts to assist I-NET in obtaining rights for Derivative Tools and Engine Deliverable sunder terms and conditions that NCR would attempt to obtain for itself. NCR shall use its best efforts to obtain the royalty-free right for I-NET to use one copy of the Engine Deliverables not owned by NCR, with the prototype delivered pursuant to this Agreement.

4.5. Any further development of the Project Deliverables, the Derivative Tools and/or the Engine Deliverables completed, by NCR within six (6) months following termination of this Agreement and which has a direct

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application to learning systems of the general type as the Project Deliverables shall be subject to the provisions of Paragraphs 4.1, 4.2, 4.3 and 4.4

4.6. In the event that NCR makes future modifications, improvements or enhancements to any of the Project Deliverables, the Derivative Tools and/or the Engine Deliverables, and to the extent such modifications, improvements or enhancements are not subject to the provisions of 4.5, NCR grants I-NET the option to acquire any such modifications, improvements or enhancements under mutually acceptable terms. The obligations in this paragraph shall expire on October 1, 2005.

4.7 For the purposes of this section 4, "Project Deliverables", "Derivative Tools", and "Engine Deliverables" are all defined in Exhibit A.

5.  CONFIDENTIALITY

5.1.  The terms "Discloser" and "Recipient" each refer to NCR and I-NET.

5.2. "Confidential Information" means all information reasonably related to this Agreement which the Discloser first discloses to the Recipient between June 14, 1993, and June 14, 1995; (i) in documents or other tangible materials clearly marked CONFIDENTIAL or the like, or (ii) orally or in any other intangible form, if at the time of first disclosure the Discloser tells the Recipient that the information is confidential, and within 10 calendar days after that first disclosure the Discloser delivers to the Recipient documents or other tangible materials clearly marked CONFIDENTIAL or the like which disclose or describe that information.

"Confidential Information" does not include information which: (a) is or becomes publicly known or readily ascertainable by the public through no wrongful act of the Recipient; (b) is independently developed by or for the Recipient; (c) the Recipient receives from a third party, if the Recipient does not know of any restrictions on the disclosure of that information; or (d) the Discloser discloses to a third party without similar restrictions on disclosure.

5.3. For a period of 15 months from the last date of signing below, the Recipient will use reasonable efforts to prevent the disclosure of Confidential Information to any other person, unless disclosure is required by law. NCR may disclose Confidential Information to NCR's affiliates (American Telephone and Telegraph Company and the companies AT&T directly or indirectly owns or controls), if the Confidential Information so disclosed remains subject to this Agreement and NCR remains liable for any unauthorized disclosures by its affiliates. All materials containing Confidential Information delivered by the Discloser under this Agreement are and will remain the Discloser's property; at the Discloser's written request, the Recipient must promptly return to the Discloser all those materials and any copies, except a single archival copy.

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                                                         Ind. Des Agr. - Page 3
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5.4.  This Agreement does not: (i) restrict either party from developing new products, improving existing products, or marketing any new, improved, or existing products; or (ii) commit either party to disclose any particular information, or to develop, make, use, buy, sell, or otherwise dispose of any existing or future product, or to favor or recommend any product or service of the other party. To be binding, any such restriction or commitment must be in writing and signed by both parties.

5.5. This Section 5 does not enlarge, diminish, or affect the rights and obligations that either party may have or come to have under any other Section of this Agreement or any other written agreement signed by both parties, or with respect to any patent or copyright of either party. Except as this Agreement or any such other written agreement specifically provides, there are no restrictions on the use or disclosure of any information exchanged at any time between the parties, in the past or in the future, except restrictions that either party may independently have a right to assert under the patent or copyright laws.

6.  INTELLECTUAL PROPERTY INFRINGEMENT

6.1. I-NET will notify NCR immediately after it becomes aware of any claim or threatened claim of infringement involving the Deliverables. NCR will defend at its expense any claim or suit brought against I-NET alleging that the Deliverables infringes a United States patent, copyright, or trade secret and will pay all costs and damages finally awarded, if I-NET gives NCR: (1) prompt written notice of the claim; (2) all requested information which I-NET possesses about the claim; (3) reasonable cooperation and assistance; and (4) sole authority to defend or settle the claim.

6.2. In the defense or settlement of the claim, NCR may obtain for I-NET the right to continue using the Deliverables or replace or modify the Deliverables so that it becomes non-infringing. If those remedies are not reasonably available, NCR will terminate I-NET's rights with respect to that Deliverable and refund the fees paid under Paragraph 3.1 that are attributable to that Deliverable.

6.3. NCR shall not have any liability under this Section 6 (i) if any infringement or allegation of infringement is based on (a) the use of the Deliverables in combination with any item or information not furnished directly by NCR, (b) any modification of the Deliverables other than by NCR or at NCR's direction, (c) information provided to NCR by I-NET, (d) NCR's compliance with I-NET's directions or specifications; (ii) for the use of a Deliverable in a process; or (iii) infringement otherwise caused by I-NET. I-NET shall defend, indemnify and hold NCR harmless for any claim of infringement covered by this Paragraph 6.3.

6.4. This Section states NCR's entire liability for infringement of patents, copyrights, and trade secrets.

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                                                         Ind. Des Agr. - Page 4
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6.5.  This Agreement does not impose an obligation or confer a right on either
NCR or I-NET to (i) institute any action or suit against third parties for infringement or (ii) defend any action or suit brought by a third party which challenges or concerns the validity of any patent or other right.

7.  WARRANTIES AND EXCLUSIONS

7.1. Each Party warrants that it has the right and power to enter into this Agreement and that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements which would prevent it from performing under the terms of this Agreement.

7.2.  NCR warrants that:

      7.2.1. it will perform the services and create the Deliverables using a reasonable degree of care, and in a timely and expeditious manner; and

      7.2.2. the Combustible Gas Indicator Computer-based Training Prototype will include working examples, appropriate to a prototype of all of the functions defined in the Functional Specification set out in Exhibit B.

7.3. Any claims under the above warranty must be made within 90 days of the earlier of the delivery of the associated Deliverable or the final Deliverable. NCR's obligation under the warranty shall be limited to correcting or replacing the service or Deliverable, or, at NCR's option, refunding the portion of the fee paid related to the service or Deliverable. I-NET shall use its best efforts to limit the amount of travel NCR must do to fulfill NCR's warranty obligation under this Paragraph.

7.4. Except as set out in Paragraph 7.2, the Deliverables are provided on an "AS IS" basis. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING FROM A COURSE OF PERFORMANCE OR DEALING, TRADE USAGE, OR OTHERWISE.

7.5. I-NET shall ensure the accuracy and safety of the Deliverables. I-NET will defend, indemnify and hold NCR harmless from any claims regarding the Deliverables (except those claims specified in Section 6 for which NCR indemnifies I-NET) or the services provided under this Agreement.

7.6. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOSS OF PROFITS OR REVENUE, WHETHER IN AN ACTION IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NCR WILL NOT BE LIABLE FOR DIRECT DAMAGES CAUSED BY LATE DELIVERY.
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                                                         Ind. Des Agr. - Page 5
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EACH PARTY WILL, HOWEVER, BE LIABLE FOR PERSONAL INJURY CAUSED BY ITS
NEGLIGENCE.

7.7 Except for personal injury caused by negligence, neither party's liability will exceed the amount paid or due to NCR under Section 3 even if any provision of this Agreement fails of its essential purpose.

7.8 The respective obligations under this Agreement are the sole and exclusive remedies for any breach or default under it and for any other claims related to the Deliverables and any services provided. The Parties acknowledge that this Agreement, including this Section 9, fairly allocates risks and responsibilities between the Parties and permits NCR to provide services to I-NET at lower rates than would otherwise be available.

8.  TERM AND TERMINATION

8.1. Either NCR or I-NET may terminate this Agreement for any reason by written notice. The termination shall be effective 30 days after receipt of the written notice.

8.2. Either NCR or I-NET may terminate this Agreement for any reason by written notice at the completion of a phase as set out in the Project Plan in Exhibit A or if I-NET does not agree to any changes in the Project, Project Plan or Deliverables proposed by NCR. The termination shall be effective immediately. If I-NET makes such a termination, I-NET shall pay a termination charge equal to 2 times the average weekly charge incurred by I-NET prior to termination.

8.3. Upon any termination, I-NET shall pay NCR the portion of the fees set out in Paragraph 3.1 that the work completed at the effective date of termination bears to the whole plus any payments made or due under Paragraphs 3.2 and 3.3. NCR shall deliver any Deliverables due at the effective date of termination.

8.4.  Sections 4, 5, 6, 7 and 9 shall survive any termination of this Agreement.

9.  ARBITRATION OF DISPUTES; GOVERNING LAW

Any controversy or claim, whether based on contract tort or other legal theory (including, but not limited to, any claim of fraud or misrepresentation), arising out of or related to this Agreement shall be resolved by arbitration pursuant to this Paragraph and the then current rules and supervision of the American Arbitration Association. The duty to arbitrate shall extend to any officer, employee, agent, or subsidiary making or defending any claim which would otherwise be arbitrable hereunder. The matter of difference shall be referred to three arbitrators who are knowledgeable in business information and electronic data processing systems: one to be appointed by each Party, and a third being nominated by the two selected by the Parties, or, if they cannot

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agree on the third, by the American Arbitration Association. The arbitrators shall determine the place or places where meetings are to be held. The arbitrators must base their decision with respect to the differences before them on the contents of this Agreement, and the decision of any two of the three arbitrators shall be binding on both Parties. The arbitrators shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Texas. Each party shall bear its own attorneys' fees associated with the arbitration and other costs, and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorneys' fees that are reasonably incurred by the other party. If any portion of this Section is held to be unenforceable, it shall be severed and shall not effect either the duty to arbitrate hereunder or any other part of this section.

10.  MISCELLANEOUS

10.1. The relationship between the parties shall remain that of independent contractors and neither party shall have the authority to create obligations for the other.

10.2.  I-NET shall not represent the Deliverables as a standard NCR product.

10.3. I-NET is solely responsible for any products acquired from someone other than NCR, even if NCR recommended them or assisted in their selection or evaluation.

10.4. I-NET will not export any Deliverable or technical information outside of the United States without the appropriate U.S. and foreign government approvals.

10.5. Neither Party shall be liable for failing to fulfill its obligations due to acts of God, civil or military authority, war, strikes, fire, failure of its suppliers to meet commitments, or other causes beyond its reasonable control.

10.6. Failure to enforce any Contract term is not a waiver of future enforcement of that or any other term. The provisions of this Agreement are severable; if any provision is unenforceable, the remaining provisions will remain in effect.

10.7. This Agreement may only be modified by a writing signed by both Parties. The printed terms on any document, including invoices, purchase orders, or shipping documents, exchanged by the Parties shall not modify or supplement this Agreement.

10.8. Each Party acknowledges that it has read this Agreement (including all Exhibits), and agrees that it is the complete and exclusive understanding between them.

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                                                         Ind. Des Agr. - Page 7
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ACCEPTED:

INET INTELLIGENT SYSTEMS, INC.                  NCR CORPORATION

By: /s/ GARY F. KIMMONS                         By: /s/ LEE W. HOEVEL

Printed: GARY F. KIMMONS                        Printed: LEE W. HOEVEL

Title: President                                Title: Vice-President, T&D

Date: 9/30/93                                   Date: 10-04-93


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                                                         Ind. Des Agr. - Page 8
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                                    EXHIBIT A

DESCRIPTION OF PROJECT

The NCR Human Interface Technology Center will develop a working prototype computer-based training system with a functional adaptive dynamic user interface, specifically to address skills training for the operation of Combustible Gas indicators. This prototype will address the skills training required in the operation of Combustible Gas Indicators and will incorporate a functional adaptive dynamic user interface capable of capturing and recording the current performance level of a user, evaluating that performance against an expert user model, and adjusting the instructional session accordingly. This prototype will be an original proof of concept vehicle. It will not possess the full range of functionality, robustness, or architectural integrity typically found in commercial grade products. The complete functionality for this prototype is described in Exhibit B.

PROJECT PLAN

DESCRIPTION OF DELIVERABLES

Figure 1. represents a generic architectural diagram of an ADI-Enabled Training Application and the ADI-Enabled Tools Required to Build it. The Derivative Tool Elements displayed on this diagram (Numbered 1.-7.) and also including the Tool User Interface and Tool User Model will be a set of generic tools that can be used to construct any ADI-Enabled Application. These tools are not yet available, and as such, are the subject of ongoing research and development by the NCR Human Interface Technology Center. These tools are not the subject of this prototype development effort.

Another class of elements represented on this diagram are generic Engine Deliverables that again are applicable to any ADI-Enabled Application environment. Included in this group are the following: ASK Browser, Teaching Executive, Simulator, Adaptor, Adaptation Rules, Student Interface, the Generic Student Model, and the Generic Tutoring Rules. These subsystems are required in order to make the prototype functional; however, they are not being developed as a part of this prototype development. Some of these elements have already been developed, some are under development, and others will be acquired under license from 3rd parties. These elements will be provided in the prototype system in executable object form. NCR will work with I-NET in selecting 3rd party elements that have mutually agreeable licensing terms.

The third class of elements shown on Figure 1. are those elements that are specific to this prototype development, Project Deliverables, and are being fully

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funded by I-NET. Included in this class are the following: Case Base,
Domain Principles, CGI Tutoring Rules, Simulation Model, and CGI-Specific Student Model. All right, title, and interest in and to these elements shall belong to I-NET, as specified in paragraph 4.1 of this agreement. The following are descriptions of these elements.

Simulation Model: Coded rules that drive the simulation; for example, "If there is 10% natural gas in the air, and the CGI is functioning correctly, and the student takes a sample correctly on the % gas scale, the meter reads 10%." Also includes the media required to present the simulation.

CGI Tutoring Rules: Rules that define instructional behavior specific to the CGI training system; for example, "if the student forgets to check zero settings on the CGI before sampling in a simulation, emphasize instrument preparation steps in the ensuing exercises until the student performs it correctly three times."

Domain Principles: Principles that define correct CGI operation. For example, "Never check the zero settings of the CGI in a place where you can smell gas."

Case Base: A set of cases that provide content material for learning. These are real or true-to-life incidents in which failures of CGI monitoring have negative consequences.

CGI-Specific Student Model: Data stored in the student model that is specifically related to CGI content. For example, a record indicating initial performance and amount of training received on preparing the CGI for use.


SCHEDULE OF DELIVERABLES AND PAYMENT                            ESTIMATED COST
------------------------------------                            --------------
PHASE 1. - ANALYSIS AND DESIGN OF PROTOTYPE - 6 WEEKS              $100,973
PHASE 2. - DEVELOPMENT - 12 WEEKS                                  $282,604
PHASE 3. - TESTING AND EVALUATION - 6 WEEKS                        $ 89,023
PHASE 4. - ITERATION - 4 WEEKS                                     $ 57,375

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                                                         Ind. Des Agr. - Page 10
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                                 ATTACHMENT B

The deliverable for this contract is a prototype "smart trainer" for training users of combustible gas indicator (CGI) instruments and of CGI related information. For the purposes of this contract, three terms need to be clarified to specify the deliverable:

o  Who are the users/trainees of the system?
o  What constitutes CGI training?
o  What constitutes the prototype to be delivered?


                         SMART TRAINER USERS/TRAINEES

Individual "Users" include management and training staff of client organizations as well as users of CGI instruments and CGI generated information. Individual users may be divided into those who physically use (operators) the instrument to detect combustible gases and those who may not but who either supervise, train, direct or verify its correct use, or who must handle information (knowers) generated from its use.

Job classes for individual operators include, but are not limited to:
o  Inside service personnel
o  Failure investigation inspectors
o  Construction crew
o  Construction foreman
o  Construction crew leader
o  Leak consultant
o  Service supervisor
o  Manager

Job classes for individual knowers include, but are not limited to:
o  Dispatchers
o  Supervisors
o  Secretaries
o  Trainers
o  Managers

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Individuals in any of the following categories are excluded from the definition of users of the Smart Trainer. Those excluded are those individuals who:

o Cannot read the national language the system uses at an high school entry level or better;
o Are physically unable to operate the computer system on which the training will be delivered;
o Are visually handicapped and unable to effectively interact with a computer generated visual display;
o Are cognitively handicapped or mentally retarded to the extent that they are unable, as determined by a competent supervisor, to perform the duties related to CGI use in a consistent, comprehensive manner.

Corporate "users" include individual companies and governmental units in any of the following industries:
o  Natural gas
o  Liquid propane
o  Fire
o  Police
o  Rescue
o  Public safety
o  Military
o  Water/sewer
o  Power
o  Phone
o  Leak detection consulting
o  Gasoline/petroleum
o  Mining
o  Hospital


           INet CGI "Smart Trainer" Prototype Agreement, Attachment B    Page 2
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                            PROTOTYPE CGI TRAINING

For the purposes of this contract, the phrase "CGI training" covers similar content and skill sets to the CGI portions of the Safety Evaluation and Failure Investigation classes taught by the Transportation Safety Institute and other organizations. With reference to the content of these courses, CGI training would be limited by the descriptions that follow.


LIMITS ON CGI TRAINING CONTENT

CGI training about gas properties would be limited to information about selected properties of combustible gases pertinent to the proper operation and use of CGIs and to the interpretation of data from CGIs.

CGI training covers operation and use of the CGI up to the event of gas being detected or a site being confirmed as having no gas. After these points, the operator's task branches to company-specific procedures which would not be within the scope of training based on the class of CGI instruments and their proper use. (Customization is optional at additional cost.)


CONTENT OF CGI TRAINING

The content of CGI training will include:

1. Skills needed before bringing the instrument to a site:

o  Purge the instrument's gas path (hose, filament chamber, bulb);
o  Calibration for target gas(es);
O  Check and replacement of batteries (when necessary;
o  Check and replacement, or cleaning, of filters (when necessary);
o Check and response to leaks and obstructions in the CGI instrument hose and piping system;
o  Check and response to burned out filaments;
o  Zeroing the instrument's voltage reading;
o  Zeroing the instrument for the percent gas scale;
o  Zeroing the instrument for the percent LEL scale;
o  Zeroing the instrument for other gases or scales (if available).

           INet CGI "Smart Trainer" Prototype Agreement, Attachment B    Page 3
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2.  Skills needed at the site before entering a possible combustible atmosphere:

    o  Purging the instrument in a clean atmosphere;
    o  Additional probe extenders;
    o  Add filters or other gases, i.e., hydrocarbons, if necessary;
    o  Zeroing the instrument's voltage reading;
    o  Zeroing the instrument for the percent gas scale;
    o  Zeroing the instrument for the percent LEL scale;
    o  Zeroing the instrument for other gases or scales (if available).

3. Skills needed at a site when entering or within a possible combustible atmosphere:

    o  Examining the exterior of a site for signs of gas leaks;
    o Avoiding using sources of ignition: electrical switches, etc. when searching for a leak;
    o  Using proper search strategies and tactics;
    o Being alert to gas levels below the LEL, in the explosive range and above the UEL;
    o  Examine the interior of a site for signs of gas leaks;
    o  Use proper safety precautions and practices;
    o  Demonstrate proper concern for life and property.

EXCLUSIONS OF CONTENT FROM CGI TRAINING

CGI training will specifically exclude:

1. Company-specific actions taken after gas is detected, beyond a general statement of immediate objectives supported by industry practice, unless customization for company-specific actions has been mutually agreed upon;

2. Technical discussions of gas properties, beyond that needed to know how the instrument operates and what its limitations are;

3. Training on flame ionization detectors and other trace gas detectors, beyond mentioning that they exist and have a specified role in gas detection;

4. Managing leak situations (these would be company, facility and industry specific responses), unless customization for company-specific actions has been mutually agreed upon;

5.  Failure investigation;

6.  Training on the regulations, unless otherwise mutually agreed upon.

           INet CGI "Smart Trainer" Prototype Agreement, Attachment B    Page 4
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OBJECTIVES OF CGI TRAINING

The objectives of CGI Training are for trainees to be able to perform the following skills at a level equal to or better than that currently accepted as industry standard on a CGI mock-up or realistically simulated CGI within real or simulated test environments:

1.  Skills needed before bringing the instrument to a site;

    o Purge a CGI's gas path (hose, filament chamber, bulb) in a proper atmosphere;
    o  Calibrate a CGI for a target gas(es);
    o  Check and replace batteries (when necessary);
    o  Check and replace, or clean, filters (when necessary);
    o Check and respond to leaks and obstructions in a CGI instrument's hose and piping system;
    o  Check and respond to a burned out filament in a CGI;
    o  Zero a CGI's voltage reading;
    o  Zero a CGI's percent gas scale;
    o  Zero a CGI's percent LEL scale;
    o  Zero a CGI for other gases or scales (if available).

2.  Skills needed at the site before entering a possible combustible atmosphere:

    o Purge a CGI's gas path [hose, filament chamber, bulb] in a proper atmosphere;
    o Add probe extenders to reach heights or depths appropriate for gas searches;
    o  Add filters for other gases, i.e., hydrocarbons, if necessary;
    o  Zero a CGI's voltage reading;
    o  Zero a CGI's percent gas scale;
    o  Zero a CGI's percent LEL scale;
    o  Zero a CGI for other gases or scales (if available)

           INet CGI "Smart Trainer" Prototype Agreement, Attachment B    Page 5
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3.  Skills needed at a site when entering or within a possible combustible atmosphere;

    o  Examine the exterior of a site for signs of gas leaks;
    o Avoid using sources of ignition; electrical switches, etc. when searching for a leak;
    o  Use proper search strategies and tactics;
    o Be alert to gas levels below the LEL, in the explosive range and above the UEL;
    o  Examine the interior of a site for signs of gas leaks;
    o  Use proper safety precautions and practices;
    o  Demonstrate proper concern for life and property.

PERFORMANCE STANDARDS

The performance standards for CGI training are:

1. For trainees who complete the training, an average of ninety percent will be able to achieve competency on at least 70 percent of the skill requirements or better. These assessments may be for software accounting purposes only.

2. For an average of ninety percent of trainees who complete a lesson (or subset of the complete CGI training module) of the CGI training to be able to do so in less than twenty minutes of contact time with the system.

           INet CGI "Smart Trainer" Prototype Agreement, Attachment B    Page 6
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                            PROTOTYPE SMART TRAINER

SCOPE

The prototype is required to be a working prototype, but may have a limited scope over the task domain.

The prototype must demonstrate the instructional engine and serve as a model for similar instruction in other content areas.

The prototype will not be ready to become a product "as is."

The prototype will demonstrate reliability and functionality adequate for compelling demonstrations.

The prototype will demonstrate, within reasonable limitations, the capability for implementation of a different task domain of equivalent complexity and structure without extensive modification to "Engines" deliverables.

ADAPTABILITY

The prototype should demonstrate adaptability to different trainee national languages, e.g., English and Spanish.

The prototype software must be integratable with different hardware and software platforms to be mutually agreed upon by INet and NCR with reasonable implementation time.

The prototype must adapt the curriculum of training to the user's areas of proficiency and weakness as determined by pre-testing and/or records of performance and/or purposes.

The prototype must adaptively modify the difficulty of problems faced in successive problems to the user's successes and errors from his/her previous problems.

ADMINISTRATIVE FUNCTIONS

The prototype must perform record keeping and reporting of student performance and progress.

The prototype must be managed with an administrator program that tracks student performance and progress.

           INet CGI "Smart Trainer" Prototype Agreement, Attachment B    Page 7
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USABILITY

The prototype must demonstrate variations in instructional methods in response to student preferences for instructional method.

The prototype must demonstrate "natural" interfaces closely compatible to the CGI operator's experience when using CGI instruments.

Students should be able to interact with the program by an easy to use interface, e.g., natural language, voice, touch.

INSTRUCTIONAL METHODOLOGY

The prototype will be in the form of a self-paced, criterion referenced multimedia software program incorporating part-task and scenario based simulation and may also include touch controls to simulate CGI hardware.

The prototype must conform to the principle of criterion referenced instruction, where students are branched back to re-learning after experiencing difficulty on specific learning areas. Unless they exist voluntarily, students should be required to demonstrate competency on specific tasks or task steps before exiting a specific learning area.

The prototype must demonstrate problem situations which are highly variable; students should be unable to learn them and pass them on to other students.

The prototype should demonstrate the capacity for students to take different roles: trainee with computer as coach; coach with computer as trainee; trainee with no coach; coach with another human as trainee.

INSTRUCTIONAL CONTENT

The prototype should rely heavily on case histories to support points and for examples.

The prototype must demonstrate the use of more than one type of CGI.

The complete CGI training program will be referred to as the "CGI Training Module." Logical subsets of the module will be referred to as "lessons." The prototype will not necessarily cover the complete training module.

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OPERATIONS STANDARDS
An average of ninety percent of trainees will be able to use the prototype with 10 or fewer requests per lesson (or hour of training) for assistance during usability testing.

An average of ninety percent of trainees in field testing will be able to use the prototype with 3 or fewer requests for help per lesson (or hour of training).

           INet CGI "Smart Trainer" Prototype Agreement, Attachment B    Page 9